Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated February 12, 2022 relating to the financial statements of Arkavia Networks SpA (Chilean company) appearing in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2022 and our report dated April 15, 2022 relating to the financial statements of Arkavia Networks SpA (Chilean company) for the period from 01 to 31 December 2021 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption "Experts" in the Prospectuses.

BAKER TILLY CHILE LTDA.

CLAUDIO SILVA MORALES

Certified Public Accountants

Santiago, Chile
June 24, 2022